Exhibit 99.1

Helios and Matheson Reports Preliminary Unaudited Results - Expects to report $422,000 profit for FY 2012

NEW YORK, New York, January 25, 2013 — Helios and Matheson Information Technology Inc (NASDAQ:HMNY or the “Company”), a 30 year old IT services organization focused on banking, financial services, insurance, automotive and healthcare sectors, is providing the following preliminary (unaudited) information regarding the results of its operations for the fourth quarter of the year ended December 31, 2012:

For 2012, the Company expects to report a profit of $422,000 or $0.18 per diluted share as compared to $203,000 or $0.09 per diluted share for 2011. This represents a 108% increase in profits. The Company expects to close 2012 with profits for each quarter during the year ended December 31, 2012.

The Company expects to end 2012 with cash of approximately $2.9 million, up from $2 million at the onset of the year. The Company is debt free. The Company expects to end 2012 with a strong balance sheet, with current assets and security deposits at about $5.3 million.

The table below represents a summary of the consolidated statements of Operations for the periods indicated:

	Three Months Ended			Twelve Months Ended
(In 000s except per share amounts)	12/31/12	12/31/11	09/30/12	12/31/12	12/31/11
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(audited)
Revenue	$3,325	$2,830	$3,404	$12,369	$12,204
Gross Profit	$695	$731	$750	$2,787	$2,526
Income from operations	$156	$236	$146	$506	$211
Net Income	$164	$239	$143	$422	$203
EPS per basic share	$0.07	$0.10	$0.06	$0.18	$0.09
EPS per diluted share	$0.07	$0.10	$0.06	$0.18	$0.09

Helios and Matheson expects to report net earnings of $164,000 or $0.07 per diluted share for the fourth quarter compared to $143,000 or $0.06 per diluted share for the third quarter in 2012. The Company expects to report revenue of $3.3 million for the fourth quarter, as compared to third quarter revenue of $3.4 million.

The Company expects that gross margin will be stable in the range of 21-22% for the fourth quarter of 2012. Selling, general and administrative costs are expected to be $540,000 in the fourth quarter, which would be a decrease of 11% from the previous quarter level in 2012 and an increase of 9% from the fourth quarter of 2011, as a result of the Company’s ongoing cost management efforts.

HELIOS AND MATHESON INFORMATION TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
PRELIMINARY AND UNAUDITED

	Year Ended December 31,
	2012	2011
	(unaudited)

Revenues	$12,368,920	$12,203,990
Cost of revenues	9,582,191	9,677,939
Gross profit	2,786,729	2,526,051
Operating expenses:
Selling, general and administrative	2,266,666	2,290,646
Depreciation and amortization	14,092	23,928
	2,280,758	2,314,574
Profit from operations	505,971	211,477
Other income(expense):
Early lease termination fee	(82,548)	-
Interest income	9,425	3,669
	(73,123)	3,669
Profit before income taxes	$432,848	$215,146
Provision for income taxes	11,155	12,243
Net Profit	421,693	202,903
Other comprehensive (loss)/income - foreign currency adjustment	(20,978)	(16,070)
Comprehensive income	$400,715	$186,833

Basic and diluted profit per share	$0.18	$0.09

HELIOS AND MATHESON INFORMATION TECHNOLOGY INC.
CONSOLIDATED BALANCE SHEETS
PRELIMINARY AND UNAUDITED

	December 31,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,861,733	$1,998,158
Accounts receivable- less allowance for doubtful accounts of $32,421 at December 31, 2012, and $77,590 at December 31, 2011	1,257,488	1,665,553
Unbilled receivables	21,490	46,408
Prepaid expenses and other current assets	130,571	83,326
Total current assets	4,271,282	3,793,445
Property and equipment, net	52,717	20,685
Security Deposit	1,000,000	1,000,000
Deposits and other assets	100,032	142,673
Total assets	$5,424,031	$4,956,803

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,171,249	$1,104,736

Total current liabilities	1,171,249	1,104,736

Shareholders' equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; no shares issued and outstanding as of December 31, 2012, and December 31, 2011	-	-
Common stock, $.01 par value; 30,000,000 shares authorized; 2,330,438 issued and outstanding as of December 31, 2012 and as of December 31, 2011	23,304	23,304
Paid-in capital	37,855,740	37,855,740
Accumulated other comprehensive (loss)/income - foreign currency translation	(46,910)	(25,932)
Accumulated deficit	(33,579,352)	(34,001,045)
Total shareholders' equity	4,252,782	3,852,067
Total liabilities and shareholders' equity	$5,424,031	$4,956,803

HELIOS AND MATHESON INFORMATION TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
PRELIMINARY AND UNAUDITED

	Year Ended December 31,
	2012	2011
	(unaudited)
Cash flows from operating activities:
Net profit	$421,693	$202,903
Depreciation and amortization	14,092	23,928
Provision for doubtful accounts	(45,169)	(135,034)
Gain on Sale of Fixed Assets	(2,488)	-
Changes in operating assets and liabilities:
Accounts receivable	453,234	692,933
Unbilled receivables	24,918	(46,408)
Prepaid expenses and other current assets	(47,245)	(13,680)
Deposits	42,641	(2,970)
Accounts payable and accrued expenses	66,513	(344,396)
Deferred revenue	-	(19,504)
Net cash provided by operating activities	928,189	357,772

Cash flows from investing activities:
Net Purchase of property and equipment	(43,636)
Net cash used in investing activities	(43,636)	-
Effect of foreign currency exchange rate changes on cash and cash equivalents	(20,978)	(16,070)
Net increase in cash and cash equivalents	863,575	341,702
Cash and cash equivalents at beginning of period	1,998,158	1,656,456
Cash and cash equivalents at end of period	$2,861,733	$1,998,158

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$-	$-
Cash paid during the period for income taxes, net of refunds	$5,936	$5,350